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                                                                    Exhibit 99.1

                                 [Aradigm Logo]


Aradigm Corporation (ticker: ARDM, exchange: NASDAQ) News Release - February 11, 2003

ARADIGM ANNOUNCES $15 MILLION PRIVATE PLACEMENT FINANCING

Management Implementing Programs to Reduce Cash Burn by 20%

HAYWARD, Calif., Feb 11, 2003 /PRNewswire-FirstCall via COMTEX/ --Aradigm Corporation (Nasdaq: ARDM) today announced that it has entered into a definitive agreement for a $15 million private placement of common stock and the concurrent issuance of warrants for the purchase of common stock. The financing will be provided by a select group of institutional investors, including New Enterprise Associates, a leading venture capital partnership, and Special Situations Funds, as well as members of Aradigm's senior management.

Under the terms of the financing, Aradigm will sell approximately 19.0 million shares of common stock at $0.79 per share. The Company will also issue warrants to purchase approximately 4.3 million shares of common stock at $1.07 per share, a 33 percent premium to the Nasdaq National Market price on the commitment date. The Company has also agreed to reprice warrants to purchase 4.0 million shares of common stock currently outstanding from $6.97 per share to $1.12 per share, subject to a cash-only exercise. Gross proceeds will be $15 million. In addition to other closing conditions under the rules of the National Association of Securities Dealers, Inc. applicable to companies whose securities are traded on the Nasdaq National Market, completion of the financing is subject to shareholder approval at a special meeting of shareholders to be held within the next month. In connection with completing the definitive agreement, the lead investor has secured agreements from ten Aradigm shareholders, who collectively hold approximately 50% of the outstanding stock, to vote in favor of approving the transaction. The affirmative vote of a majority of the shares present in person or represented by proxy at the special meeting of shareholders is required to gain approval.

"This additional funding provides Aradigm with sufficient cash to meet our obligations into 2004 while we prepare for the commercial production of the AERx(R) insulin Diabetes Management System, now in Phase 3 trials with Novo Nordisk," said Richard Thompson President and CEO of Aradigm. "We are gratified by the confidence our investors and partners have shown in Aradigm's technology, management and business strategy and look forward to rewarding that confidence in the future."
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The proceeds will also be used to further core platform development efforts, working capital, manufacturing and general operations. SG Cowen served as placement agent for the transaction.

These securities have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from the registration requirements. Aradigm has agreed to file a registration statement with respect to the shares within thirty (30) days following the closing. This news release is not an offer to sell or the solicitation of an offer to buy the securities discussed herein.

Aradigm also announced today that management will execute a cost reduction plan designed to more closely align Aradigm's operations with its partnered projects. Management expects to pare spending on non-reimbursed and non-core projects by approximately 15 percent, largely by reallocating personnel to partnered projects, which are expanding to meet program goals. This program is expected to reduce Aradigm's monthly unreimbursed burn rate to approximately $2 million per month, or $24 million annually, a 20 percent reduction.

"With the recent initiation of Phase 3 trials with the first product using the AERx platform, and a new targeting strategy to identify opportunities, we are planning for an acceleration in new business development," Mr. Thompson continued. "We remain committed to our existing programs and expect to add new partnerships using Aradigm technology."

About Aradigm

Aradigm is working to improve the quality of life for patients by developing an aerosol-based drug delivery system. The Company's advanced pulmonary delivery technologies provide leading pharmaceutical and biotechnology partners with effective drug delivery solutions. Aradigm's technology uses liquid drug formulations, which may minimize the potential for safety concerns when delivered by the pulmonary route. The company's most advanced product is in Phase 3 clinical trials for the treatment of diabetes in a partnership with Novo Nordisk, a world leader in diabetes care, and with GlaxoSmithKline, a leader in oncology, for its pain program that has successfully completed Phase 2b trials. Additional development programs are ongoing focused on optimizing existing and emerging biotech therapeutics through pulmonary delivery. More information about Aradigm can be found at www.aradigm.com.

Please note: Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including satisfactory completion of the closing conditions to the financing, clinical results, the timely availability and acceptance of new products, the impact of competitive products and pricing, and the management of growth, as well as the other risks detailed from time to time in Aradigm Corporation's Securities and Exchange Commission (SEC) Filings, including the Company's Annual Report on Form 10-K and quarterly reports on Form 10-Q.
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NOTE: AERx is a registered trademark of Aradigm Corporation.


CONTACT: Media, Chris Keenan of Aradigm Corporation, +1-510-265-9370; or Investors, Joe Dorame of RCG Capital Markets, +1-480-675-0400.


SOURCE Aradigm Corporation

URL: http://www.aradigm.com